                                                                    EXHIBIT 12.1


                          WILLIAMS ENERGY PARTNERS L.P.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                                    YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------
                                                  2001          2000          1999         1998         1997
                                                --------      --------      --------      -------      -------
Earnings:
Income from continuing operations before
  provision for income taxes and
  minority interest......................       $ 97,613      $ 79,316      $ 89,220      $73,443      $80,550
    Add:
      Fixed charges......................         15,622        28,337        20,382       12,668       13,812
      Less: Interest capitalized.........           (763)       (1,328)       (1,215)      (1,340)        (840)
                                                --------      --------      --------      -------      -------
        Total earnings as adjusted.......       $112,472      $106,325      $108,387      $84,771      $93,522
                                                ========      ========      ========      =======      =======
Fixed charges:
    Interest expense - net...............       $ 14,859      $ 27,009        19,167       11,328       12,972
    Interest capitalized.................            763         1,328         1,215        1,340          840
                                                --------      --------      --------      -------      -------
        Fixed charges....................       $ 15,622      $ 28,337      $ 20,382      $12,668      $13,812
                                                ========      ========      ========      =======      =======
Ratio of earnings to fixed charges.......           7.20          3.75          5.32         6.69         6.77
                                                ========      ========      ========      =======      =======
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